EXHIBIT 10.4

PROMISSORY NOTE

$85,000	June 1, 2014

FOR VALUABLE CONSIDERATION RECEIVED, First Priority Tax Solutions Inc., a Delaware corporation (“Maker”), promises to pay Holly1 LLC (“Payee”), at such place as Payee may from time to time designate, Eighty Five Thousand ($85,000) Dollars, with interest thereon at the simple interest rate of 4% per year from the date hereof on the unpaid principal amount. Principal shall be paid together with all accrued interest at the time of such payment, on or before June 1, 2016.

This Note shall be governed by the following provisions:

1.	All payments shall be applied first to interest due any balance shall be applied in reduction of the principal.

2.	Maker may prepay this obligation.

3.

If this Note is not paid when due, whether at maturity or by acceleration, Maker agrees to pay all reasonable costs of collection, including, but not limited to, reasonable attorney’s fees incurred by Payee on account of such collection, whether or not suit is filed hereon.

4.	No delay or omission on the party of Payee in exercising any rights hereunder shall operate as a waiver of such rights or of any other right hereunder.

5.	Time is of the essence of each obligation of the Maker.

6.	This Note has been executed and delivered in the State of Delaware and is to be governed by and construed in accordance with the laws of the State of Delaware.

First Priority Tax Solutions Inc.

By:	/s/ Michael Heitz
Michael Heitz
Its: President